Exhibit 5.1

Akerman, Senterfitt
One Southeast Third Avenue
28th Floor
Miami, FL 33131-1714

March 1, 2004

Aphton Corporation
80 S.W. Eighth Street
Miami, Florida 33130

Ladies and Gentlemen:

     Aphton Corporation, a Delaware corporation (the “Company”), has filed (i) a Registration Statement on Form S-3 (No. 333-11563) (the “Registration Statement”), including a related base prospectus (the “Base Prospectus”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) a prospectus supplement to the Base Prospectus dated February 27, 2004 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”) with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus relates to the offering and sale by the Company of up to 8,050,000 shares of the Company’s common stock, $.001 par value per share (the “Shares”), which includes up to 1,050,000 Shares that may be sold by the Company pursuant to an over-allotment option. All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

     We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement and the Prospectus. In connection with this opinion, we have examined, considered and relied upon copies of the following documents: (1) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws, as amended; (2) the Underwriting Agreement dated as of February 27, 2004 among the Company and the underwriters that are signatory thereto; (3) resolutions of the Company’s board of directors authorizing the registration of the Shares to be sold and related matters; (4) the Registration Statement, the exhibits thereto and the Prospectus; and (5) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein.

     In making the foregoing examinations we have assumed, without investigation, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the documents. As to various questions of fact material to the opinions expressed below, we have relied solely on the representations or certificates of officers of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.

     Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,
/s/ AKERMAN SENTERFITT